Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY:

Martin Spanski — Manager, Investor Relations

(713) 623-0790

Cornell Companies Reports First Quarter 2008 Results

Raises Guidance for Full Year

Houston, TX (May 9, 2008) — Cornell Companies, Inc. (NYSE: CRN) today reported results for the three months ended March 31, 2008, and provided guidance for the second quarter and the full year.

James E. Hyman, Cornell’s chairman, president and chief executive officer, said, “We have begun 2008 by exceeding our earnings expectations for the first quarter.  We completed and activated the initial expansion at the D. Ray James Prison, and continued the expansions at the Great Plains Correctional Facility (Great Plains) and the additional expansion at D. Ray James Prison. We believe that 2008 will be a highly productive year.”

First-Quarter Summary (in thousands, except per share data)

	Three Months Ended
As Reported	3/31/2008	3/31/2007
Revenue from operations	$95,392	$89,644
Income from operations	14,490	7,835
Net income	4,634	664
EPS — diluted	$0.32	$0.05
Diluted shares outstanding used in per share computation	14,583	14,246

Higher Net Income on Increased Revenues

Revenues grew 6.4 percent to $95.4 million for the first quarter from $89.6 million in the 2007 period.  Much of the increase came from the expansion of the Big Spring Correctional Center and the D. Ray James Prison, in November 2007 and February 2008, respectively. Strength at core programs, including the Cornell Abraxas Academy, and the facility reactivation and subsequent ramp during the 2007 fourth quarter at Great Plains further contributed to the revenue increase.  2008 revenues also included $1.5 million in revenues associated with the contract-based true-up calculation at the Regional Correctional Center (RCC) for the contract period ended March 2008.  These increases were partially offset by lower revenue due to the exit from our management contract at the Donald W. Wyatt Detention Center in July 2007.  Average contract occupancy levels were 95.5 percent for our residential facilities compared with 100.3 percent in last year’s first quarter.  The spare capacity at the RCC primarily accounted for this decrease in occupancy.

Income from operations of $14.5 million for the first quarter compared with income of $7.8 million in the 2007 quarter.  The increase was related in part to the higher revenues mentioned above.  For the first quarter the Company reported net income of $4.6 million, or $0.32 per diluted share, compared with net income of $0.7 million, or $0.05 per diluted share, in last year’s first quarter.  2008 results included pre-tax capitalized interest of $0.5 million (or $0.02 per diluted share, after taxes), compared with an insignificant amount in the 2007 quarter and revenues of approximately $1.5 million from the true-up calculation required by the guaranteed population contract at RCC. Net income in the 2007 period included approximately $3.1 million in pre-tax costs (or $0.12 per diluted share, after taxes) associated with the merger agreement with Veritas Capital that terminated during the first quarter.

Earnings Outlook for Second Quarter, Full Year

For the second quarter of 2008, management expects earnings to range from $0.27 to $0.31 per share.  For the full year, management has raised its earlier guidance range by $0.03 per share to $1.24 to $1.30 earnings per share.

As previously stated, the guidance assumes that through the end of the second quarter, RCC will operate at its current population level and then begin a steady population ramp to an approximate average daily population of 600 during the fourth quarter.  The guidance does not assume any “true-up” for the 2008-2009 contract year, independent of whether the actual bed-days used during the period would warrant such a payment under the intergovernmental service agreement.

This guidance also reflects an annual effective tax rate of approximately 43.0 percent.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast at 11:00 a.m. Eastern time today. The webcast may be accessed through Cornell’s home page, www.cornellcompanies.com. An audio replay and podcast will be available on the Company’s Web site, or can be heard by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 11113384. The replay will be available through Friday, May 16, 2008 by phone and through Friday, June 13, 2008 on the Web site. This earnings release also can be found on Cornell’s Web site under “Investor Relations — Press Releases.”

Forward-Looking Statements

Statements regarding the Company’s future earnings, facility expansions including those at D. Ray James Prison and Great Plains, results of operations, RCC earnings assumptions, the RCC true-up payment, the use of RCC by clients, effective tax rate, and future growth, as well as any other statements that are not historical facts, are forward-looking statements within the meaning of applicable securities laws that involve certain risks, uncertainties and assumptions.  These include but are not limited to Cornell’s ability to perform according to its current expectations, changes in supply and demand, actions by governmental agencies and other third parties, and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission, which are available free of charge on the SEC’s Web site at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Cornell Companies

Cornell Companies, Inc. (www.cornellcompanies.com) is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company has 75 facilities in 15 states and the District of Columbia and a total service capacity of 19,009.

(Financial Tables Follow)

CORNELL COMPANIES, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	March 31,
	2008	2007

Revenues	$95,392	$89,644
Operating expenses, excluding depreciation	70,209	69,610
Depreciation and amortization	4,157	3,841
General and administrative expenses	6,536	8,358
Income from operations	14,490	7,835
Interest expense, net	6,295	6,635
Income from operations before provision for income taxes	8,195	1,200
Provision for income taxes	3,561	536
Net income	$4,634	$664

Earnings per share:
– Basic	$.32	$.05
– Diluted	$.32	$.05

Number of shares used in per share computation:
– Basic	14,272	13,984
– Diluted	14,583	14,246

Total service capacity	19,009	18,477
Contracted beds in operation (end of period)	14,618	13,352
Average contract occupancy (A)	95.5%	100.3%
Average contract occupancy excluding start-up operations	95.5%	100.3%

(A)       Average contract occupancy percentages are calculated based on actual occupancy for the period as a percentage of the contracted capacity for residential facilities in operation. These percentages do not reflect the operations of non-residential community-based programs. At certain residential facilities, our contracted capacity is lower than the facility’s service capacity. Additionally, certain facilities have and are currently operating above the contracted capacity. As a result, average contract occupancy percentages can exceed 100% if the average actual occupancy exceeded contracted capacity.

Balance Sheet Data:
(in thousands)	March 31,	December 31,
	2008	2007
Cash and cash equivalents	2,829	3,028
Investment securities	250	250
Working capital	41,697	47,757
Property and equipment, net	400,223	383,952
Total assets	578,530	562,287
Long-term debt	280,341	275,298
Total debt	291,752	286,709
Stockholders’ equity	206,877	200,449

Cornell Companies, Inc.

Operating Statistics from Continuing Operations

For the Three Months Ended March 31, 2008 and 2007

	Three Months Ended March 31,
	2008		2007
		%		%
Contracted beds in operation (end of period):
Adult Secure Services (A)	10,376	71%	9,213	69%
Adult Community-based Services (A)	2,805	19%	2,773	21%
Abraxas Youth & Family Services (A)	1,437	10%	1,366	10%
Total	14,618	100%	13,352	100%

Number of billed mandays:
Adult Secure Services	898,127	62%	845,713	60%
Adult Community-based Services:
Residential	256,755	17%	247,156	17%
Non-residential (B)	59,963	4%	61,856	4%
Abraxas Youth & Family Services:
Residential	111,868	8%	116,846	8%
Non-residential (B)	136,531	9%	153,233	11%
Total	1,463,244	100%	1,424,804	100%

Revenues (in 000’s):
Adult Secure Services	$49,899	52%	$46,509	52%
Adult Community-based Services:
Residential	16,934	18%	15,351	17%
Non-residential	786	1%	986	1%
Abraxas Youth & Family Services:
Residential	20,914	22%	20,039	22%
Non-residential	6,859	7%	6,759	8%
Total	$95,392	100%	$89,644	100%

Average per diem rates:
Adult Secure Services	$55.56		$54.99
Adult Community-based Services:
Residential	$65.96		$62.11
Non-residential (B)	$13.11		$15.94
Abraxas Youth & Family Services:
Residential	$186.94		$171.50
Non-residential (B)	$50.24		$44.11
Total	$65.19		$62.92

(A)  Residential contract capacity only.

(B)  Non-residential “mandays” includes a mix of day units and hourly units.  Mental health facilities are reported in hours.